ANNUAL MEETING RESULTS
An annual meeting of the funds shareholders was held on December 17, 2010. Each matter voted upon at the meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes (if any) with respect to such matters, are set forth below.

(1) The funds preferred shareholders elected the following directors:


		        	      Shares
			Shares 	    Withholding
		       Voted For     Authority
				      to Vote
Roger A. Gibson........	  385		3
Leonard W. Kedrowski...   385		3

(2) The funds common and preferred shareholders, voting as a single class, elected the following directors:

			   Shares        Shares
		          Voted For    Withholding
				        Authority
				         to Vote
Victoria J. Herget......  3,308,484      115,928
John P. Kayser..........  3,305,731      118,681
Richard K. Riederer.....  3,303,451      120,961
Joseph D. Strauss.......  3,305,162      119,250
Virginia L. Stringer(a).  3,308,462      115,950
James M. Wade...........  3,305,136      119,276

(a) As of January 1, 2011, Virginia L. Stringer is no longer a director of the fund.

(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2011. The following votes were cast regarding this matter:

  Shares        Shares		 	    Broker
 Voted For   Voted Against   Abstentions   Non-Votes
 3,172,148      32,773	       147,289        0